PRESS RELEASE


FOR IMMEDIATE RELEASE:                    CONTACT:

Titanium Metals Corporation               J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                 Vice President - Finance
Denver,  Colorado  80202                  (303) 296-5617


                   TIMET REPORTS HIGHER THIRD QUARTER EARNINGS

      DENVER, COLORADO . . . October 21, 1997 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) reported third quarter net income of $21.4 million, or $.64 per fully diluted share, compared to net income of $13.3 million, or $.42 per share, in the third quarter of 1996. For the first nine months of 1997, the Company reported net income of $57.5 million, or $1.73 per fully diluted share, compared to $23.5 million, or $.89 per share, for the same period in 1996. The significant improvement in TIMET's sales and earnings compared to last year was driven by higher average selling prices and a 20% year-to-date increase in mill product volume. The Company's backlog of firm orders as of the end of the third quarter was approximately $530 million.

      Operating income for the third quarter of 1997 was $33.3 million, up 64% from the third quarter of 1996 and sales were $177.2 million, up 25% from last year (both percentage comparisons proforma for the effect of an October 1996 acquisition). Mill product shipments in the third quarter of 1997 were 8.1 million pounds.

      In the third quarter of 1997, TIMET completed its tubing joint venture, ValTimet, which is reported as an unconsolidated affiliate. As a result, TIMET now sells intermediate strip product to the joint venture rather than selling finished tubing, which reduces TIMET's average sales price per mill product pound shipped compared to prior periods. TIMET's average price per mill product pound shipped in the third quarter was $15.50 (approximately $16.20 on a basis comparable to the second quarter).

      Sales and operating income in the third quarter were negatively impacted by reduced production associated with (i) management decisions to complete capacity-increasing projects early to help insure the higher demand levels expected in 1998 are met, (ii) startup of the ValTimet joint venture and (iii) a fire in September which destroyed a portion of the Oregon castings facility (substantially all of the damage is covered by insurance).

      Dividends on the Company's convertible preferred trust securities, previously reported as interest expense, are now reported net of tax benefit as minority interest. This reclassification within the income statement has no effect on net income or earnings per share.

      The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties included in the Company s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.


TITANIUM METALS CORPORATION
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share data)
(Unaudited)

                                        Quarter Ended        Nine Months Ended
                                        September 30,         September 30,

                                         1996      1997        1996      1997

 Net sales                          $   123.4   $  177.2     $ 349.8   $  525.6
 Cost of sales                          100.8      132.8       294.2      401.2
 Selling, administrative and
   development costs                      6.5       10.0        18.6       30.8

 Other income (expense)                   1.7       (1.1)        1.4        (.9)

    Operating income                     17.8       33.3        38.4       92.7
 General corporate income                  .2        1.5          .6        3.9

 Interest expense                          .4         .9         7.3        2.0

    Pretax income                        17.6       33.9        31.7       94.6

 Income tax expense                       4.3        9.8         7.8       28.8
 Minority interest - convertible
  preferred trust securities,
  net of tax.                               -        2.2          -         6.6

 Other minority interest                    -         .5          .4         1.7

      Net income                      $  13.3     $ 21.4      $ 23.5     $  57.5

      Fully diluted net income        $  13.3     $ 23.6      $ 23.5     $  64.1
 Earnings per common share            $   .42     $  .68      $  .89     $  1.83

 Fully diluted earnings per share     $   .42     $  .64      $  .89     $  1.73

 Average common shares outstanding       31.5       31.5        26.3        31.5

 Average fully diluted shares
 outstanding                             31.5       37.0        26.3        37.0